July 2, 2007

The Transferor: LI YI

The Transferee: CHINA SAFETECH HOLDINGS LIMITED

Party C:	CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

Equity Transfer Agreement of All Issued Shares of Ocean Pacific Technology Limited (English Translation)

This Equity Transfer Agreement (the “Agreement”) is entered into by and among the following parties on July 2, 2007:

(1)
LI YI whose address is Flat 616, Sheung Tsan House, Sheung Tak Estate, Tseung Kwan O, Kowloon, Hong Kong (PRC Hong Kong Special Administrative Region ID Card No.: P325714(6)) (hereinafter referred to as “Transferor”);

(2)
CHINA SAFETECH HOLDINGS LIMITED, a company incorporated in British Virgin Islands, whose address is F13, Press Plaza, Shennan Avenue Special Zone, Futian District, Shenzhen (hereinafter referred to as “Transferee”);

(3)
CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC., a company incorporated in Delaware, United States, whose address is F13, Press Plaza, Shennan Avenue Special Zone, Futian District, Shenzhen (hereinafter referred to as“Party C”);

The Transferor, the Transferee and Party C above shall be individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS OCEAN PACIFIC TECHNOLOGY LIMITED, a limited liability company legally organized and validly existing under the Company Ordinance of Hong Kong, whose company data are listed as Exhibit I (hereinafter referred to as “Ocean Pacific”), and whose all issued shares are beneficially held by the Transferor.

WHEREAS Ocean Pacific invested and established Hangzhou Tsingvision Intelligence System Co., Ltd., a wholly foreign owned company legally organized and validly existing under the laws of the People’s Republic of China, whose company data are listed as Exhibit III (hereinafter referred to as “Tsingvision”), and whose all shares are beneficially held by Ocean Pacific.

WHEREAS The Transferee desires to purchase from the Transferor and the Transferor desires to transfer to the Transferee 100% issued and outstanding shares of Ocean Pacific. Upon completion of the transfer under this Agreement, the Transferee shall indirectly and fully acquire 100% shares and control power of Tsingvision.

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1 Definitions

1.1	Unless otherwise defined in this Agreement, the following terms shall have the meanings indicated as follow:

“Company Ordinance”	means Chapter 32 Company Ordinance of the laws of Hong Kong;

“Shares for Transfer”
means 10,000 common share of Ocean Pacific owned by the Transferor to be transferred from the Transferor to the Transferee under this Agreement, which are 100% issued and outstanding shares of Ocean Pacific (for details please refer to Exhibit II - Part A);

“Share Transfer”	means 100% issued shares of Ocean Pacific to be transferred from the Transferor to the Transferee under Article 2.1 hereof;

“Total Transfer Price”	means total price paid to the Transferor by the Transferee under Article 3.1 hereof;

“Closing Date”	July 2, 2007;

“Accounts of Ocean Pacific”	means management and financial statements of Ocean Pacific as of June 30, 2007, the copies of which are attached as Exhibit A hereof;
“Tsingvision Accounts”
means financial statements of Tsingvision as of December 31, 2006 verified by PRC auditors, and management and financial statements of Tsingvision as of March 31, 2007, the copies of which are attached as Exhibit B hereof;

“Business Day and Working Hours”	means the days when banks in Hong Kong normally provide general bank services (excluding Saturday, Sunday and other Hong Kong public holidays) and general working hours;
“PRC”	means People’s Republic of China;

“Hong Kong”	means Hong Kong Special Administrative Region of PRC;

“HKD”	means legal currency of Hong Kong;

“USD”	means legal currency of United States;

“RMB”	means legal currency of PRC.

1.2	In this Agreement:

(i)	Any rule or law involved herein shall include any and all amendments, supplements or reenactments hereof from time to time;

(ii)
Words and terms contained in the Companies Ordinance shall be interpreted according to definitions stipulated in the Companies Ordinance except as otherwise defined or stated in this Agreement, however, any amendment or change to the Companies Ordinance shall be excluded which is not enforced before or on the date to execute this Agreement.

(iii)
Single word also includes plural meaning; word referred to any gender also includes the other gender and neuter, word referred to person also includes groups (legal person or non-legal person) and (under every circumstance), vice versa;

(iv)
Hereabove mentioned the parties, descriptions, exhibits, appendices and terms and conditions shall be respectively referred to the parties, descriptions, exhibits, appendices and terms and conditions hereof; and

(v)	The headings and table of contents in this Agreement are provided for reference only and will not affect its construction or interpretation.

Article 2 Share Transfer

2.1
As per stipulations in this Agreement, the Transferor, as the actual interest holder of all outstanding shares of Ocean Pacific (for more details please refer to Part A, Exhibit II), will transfer such shares to be transferred to the Transferee (for more details please refer to Part B, Exhibit II). After such transfer, the Transferee will own 100% outstanding shares of Ocean Pacific.

2.2
Upon the completion of transaction hereunder, Shares for Transfer shall be free and clear of any mortgage, lien or property encumbrances of any form, and Shares for Transfer shall be transferred with all rights attached or accumulated thereto, including all dividends, profits, the investment in Tsingvision by Ocean Pacific and relevant benefits accumulated and distributed from the completion date.

Article 3 Transfer Price

3.1	Transfer Price

The Transferor and the Transferee hereby agree that the Transferor shall transfer to the Transferee Shares for Transfer. In return, the Transferee shall pay to the Transferor total transfer price of RMB 50,000,000 in cash and shares listed on US OTCBB by Party C with the value of RMB 49,345,666.

3.2	Method of Payment

The Transferee shall pay total transfer price to the Transferor as follows:

(1)	The Transferee has paid to the Transferor RMB 50,000,000 in cash as of the Closing Date.

(2)
The Transferee (through the parent company, Party C) shall issue restricted shares equal to RMB49,345,666 to the Transferor or its designees within ninety days after the execution date of this Agreement, and the share value shall be calculated on the average closing price (USD14.115/share) of twenty trading days before the Closing Date (459,000 shares) to the Transferor.

3.3	Exchange Rate

Cash portion of the total transfer price shall be paid by the Transferee to the Transferor in USD. Exchange Rate shall be U.S. $1=RMB7.6165.

Article 4 Closing

4.1	The share transfer shall be completed on the Closing Date at the place stipulated by both parties in accordance with Exhibit V.

4.2	Terms and conditions to be performed hereof shall remain in force after the Closing Date.

4.3	From the Closing Date, debts and credits and all risks of Ocean Pacific and Tsingvision shall be promptly borne by the Transferee (except otherwise undertaken by the Transferor in Exhibit IV).

4.4
From the Closing Date, the Transferee shall have the right to consolidate the profits of Ocean Pacific and Tsingvision with the Transferee group. At the meantime, the Transferee shall have the right to appoint manager or financial person, or authorize to appoint existing personnel of Ocean Pacific and Tsingvision to take charge of management and operation of Ocean Pacific and Tsingvision as well as all files, materials, financial documents and so on. The Transferor shall not enjoy any shareholder right and/or interest of Ocean Pacific and Tsingvision from the Closing Date because of such Share Transfer, provided however, the Transferor shall be liable for all obligations that are required to be borne by the Transferor under applicable laws and this Agreement.

Article 5 Warrants, Representations and Covenants of the Transferor

5.1
In addition to the information disclosed in this Agreement, the Transferor warrants, represents and covenants to the Transferee under terms and conditions stipulated in Exhibit IV, which also constitute the base for the Transferee to accept the Shares for Transfer.

5.2
The Transferor covenants that the audited after tax net income of Tsingvision for 2007 shall reach RMB10 million provided that the managements of Tsingvision shall remain materially intact. If its after tax net income reaches RMB10 million , the Transferee shall release 137,700 shares pledged by the Transferor (“2007 Pledged Shares”); the Transferor further covenants that the audited after tax net income of Tsingvision for 2008 shall reach RMB15 million. If its after tax net income reaches RMB15 million , the Transferee shall release 137,700 shares pledged by the Transferor (“2008 Pledged Shares”). If its audited after tax net income for 2007 is less than RMB 8 million, then none of the 2007 Pledged Shares shall not be returned to the Transferor. If its audited after tax net income for 2007 is less than RMB10 million but no less than RMB 8 million, then the amount of 2007 Pledged Shares that shall be returned to the Transferee shall equal to [(RMB 10 million - the actual after tax net income of Tsingvision for 2007) /RMB 10 million] multiplied by the 2007 Pledged Shares. If its audited after tax net income for 2008 is less than RMB12 million, then none of the 2008 Pledged Shares shall not be returned to the Transferor. If its audited after tax net income for 2008 is less than RMB15 million but no less than RMB 12 million, then the amount of 2008 Pledged Shares that shall be returned to the Transferee shall equal to [(RMB 15 million - the actual after tax net income of Tsingvision for 2008) /RMB 15 million] multiplied by the 2008 Pledged Shares.

Article 6 Warrants, Representations and Covenants of the Transferee and Party C

6.1
The Transferee covenants to keep the organization structure of Ocean Pacific and Tsingvision after the Share Transfer, expand its brand influence, fully support business development of Ocean Pacific and Tsingvision. The Transferee shall also provide financial support as required by business based on the real situation according to relevant laws and regulations

6.2
The Transferee covenants that existing employees of Ocean Pacific and Tsingvision shall remain employed given that they are willing to stay and their stay will not impede development of companies after Share Transfer; arrangement of senior management and technical staff and the operation rights and benefits of such persons shall be governed by separate agreements to be entered after the Share Transfer. In addition, the Transferee covenants that benefits of such persons shall not be lower than their previous benefits.

6.3
The Transferee shall provide appropriate operation funds to Ocean Pacific and Tsingvision in time in order to support the Transferor to realize profits after tax for 2007 and 2008, dates and amounts of providing such funds shall be otherwise stipulated.

6.4
Party C shall file relevant reports with the U.S. Securities and Exchange Committee (“SEC”) according to law and issue shares to the Transferor under Article 3.2.1(3) hereof after the execution of this Agreement.

Article 7 Governing Law

This Agreement shall be governed and construed by rules and laws of Hong Kong.

Article 8 Settlement of Disputes and Agent of Receiving Legal Procedure Documents

8.1
Any dispute arising out of or relating to this Agreement, shall be settled by friendly negotiation and discussion. If no agreement is reached through friendly negotiation and discussion, such dispute shall be finally arbitrated by Hong Kong International Arbitration Center(HKIAC) in accordance with HKIAC Arbitration Rules then in effect. Unless otherwise provided in the arbitration rules of HKIAC then in effect, the arbitration shall be the sole and exclusive method and procedure of any dispute arising out of or relating to this Agreement.

8.2
The Parties to this Agreement agree that unless not permitted by the applicable laws and rules, the arbitration terms hereto shall be interpreted as and constitute the currently effective arbitration agreement in writing with legal effect, and shall be granted with such effect. The Parties to this Agreement hereby expressly waive any right of possibly requested local administrative, judicial or alternative dispute settlement methods, as the conditions of any settlement procedure which arising out of this Agreement.

8.3
The Parties to this Agreement expressly represent that the award made according to Article 8 hereof shall be final award binding upon the Parties. In addition, the Parties to this Agreement hereby waive the right to appeal the award made according to Article 8 hereof. The Article 8 shall constitute the most comprehensive exclusive agreement to the extent permitted by the applicable laws.

8.4
(1)   The Transferee irrevocably entrusts BOYU ENTERPRISE CONSULTING CO. LIMITED, whose address is Unit B1, 9/F, Loyong Court Commercial Building, 212-220 Lockhart Road, Wanchai, Hong Kong (“Agent”), to receive legal procedure documents and to be on behalf of the Transferee to receive claims arising out of or relevant to the Agreement or the legal procedures in Hong Kong (including but not limited to, claims for reimbursement, summons, arbitration application and arbitration award) (“Legal Procedure Documents”).

(2)
Transferee undertakes to consecutively entrust the Agent as the agent of receiving Legal Procedure Documents, in order to on behalf of the Transferee receive Legal Procedure Documents in Hong Kong and immediately notify the Transferor in writing if the Agent or its address is modified.

(3)	The Transferee agrees and confirms that Legal Procedure Documents which have been sent to its Agent shall be deemed as having been sent to any Transferee.

Article 9 Liabilities for Breach of Contract

9.1	If any representations or warrants made by any Party in this Agreement are untrue or false, it shall be deemed as breach of contract by the Party.

9.2	Any Party to this Agreement changes minds on purpose and cause the failure of the share transfer, it shall be deemed as breach of contract by the Party.

9.3
The breaching party shall, in addition to performance of other obligations under this Agreement, compensate the complying party all losses, damages, expenses suffered by the observant party due to breach of contract caused by breaching party.

9.4
If the Transferor changes minds on purpose and cause that the shares can not be transferred to the Transferee or the shares is forfeited after transfer, the Transferee shall have the right to terminate the Agreement, and the Transferor shall return the share transfer price or the shares and assume liabilities under Article 9.3 of this Agreement.

Article 10 Force Majeure and Change of Circumstances

10.1
If any Party to this Agreement can not perform any part or all of the terms hereto directly or indirectly because of events such as fire, flood, earthquake or other unforeseeable, unavoidable and/or uncontrollable events, the Party shall be exempted from liabilities to the extent as affected by force majeure.

10.2
If any Party or Parties lose(s) its/their interests under this Agreement because of legislation, or administration order or specific administration act of government, any Party shall have the right to terminate this Agreement and to restore to the conditions before the execution of this Agreement.

10.3	Any Party affected by force majeure shall deliver the other Party the written notice regarding the occurrence of force majeure within 12 days after the occurrence of the force majeure event.

10.4
After the occurrence of force majeure event, the Parties to this Agreement shall immediately consultant and decide whether to delay the performance of this Agreement to a day in the future agreed by the Parties or to terminate this Agreement.

10.5
If any Party delays or unable to perform all or part of the terms of this Agreement for more than 30 days as a result of force majeure, the other Party shall have the right to rescind this Agreement, and the Parties shall take all necessary actions to restore the rights and obligations of all parties to their respective original positions.

Article 11 Miscellaneous

11.1
This Agreement and its involved relevant documents constitute the full understanding of the Parties regarding the share transfer, and replace any previous intention, expression and understanding of the Parties.

11.2
If any term of this Agreement is regarded as illegal, invalid or unenforceable at any time, the validity, effectiveness and enforceability of other terms of this Agreement shall not be affected or impaired in any way and shall remain the full validity.

11.3
This Agreement shall bind the Parties and their respective successors and assignees. The interests of this Agreement shall be assigned to the Parties hereto and their respective successors and assignees. Without the permission of the Parties in writing, any Party shall not amend, modify or revise this Agreement.

11.4	This Agreement shall be effective upon signatures.

11.5
Without the permission of the Parties in writing (the relevant permission shall not be withheld without reasonable reasons), the Parties hereto shall not transfer any rights or obligations under this Agreement.

11.6
The Parties agree to bear all the cost and expense in respect of the negotiation, preparation, execution and performance of the Agreement and the taxes arising from the transfer of Shares for Transfer. The stamp tax and all other tax and expenses arising out of the transfer of Shares for Transfer (including but not limited to, arising out of in China or in any other areas), shall be borne and paid by the Transferor.

11.7
Unless provided and required by laws, regulations, order or judgments by the competent authorities or courts (including, but not limited to, applicable regulation of security exchanges), without the previous permission and approval of the other Party in writing (the relevant permission or approval shall not be withheld without reasonable reasons), any Party shall not make or distribute any related press statement or announcement.

11.8
Without the prior permission of the other Party in writing, any Party shall not disclose the Agreement or any content or material in connection with any transaction of this Agreement, excluding the following disclosure:

(1)
the disclosure is made according to the provisions of applicable laws, regulations and rules (including, but not limited to, regulations of security exchanges) or requirements of relevant government authorities or supervision authorities, or court orders;

(2)
the disclosure is made to Ocean Pacific, Tsingvision, or its higher competent authorities or approval and examination authorities, or to contacted bank or professional consultant of the disclosing Party;

(3)	the disclosure is made by the Transferor to the company of its company group or senior management thereof.

11.9	If any term of this Agreement is or becomes illegal, invalid or unenforceable at any time in any respect, other terms of this Agreement shall not be affected or impaired.

11.10
Any notice required to be sent under this Agreement shall be sent in writing. The notice shall be delivered to the following address or fax number or other address or fax number that the recipient designates according to this Agreement:

(1)	The Transferor: LI Yi
Address: Flat 616, Sheung Tsan House, Sheung Tak Estate, Tseung Kwan O, Kowloon, Hong Kong
Telephone:(852) 2116 1199
Fax:  (852) 2116 1232

(2)	The Transferee: CHINA SAFETECH HOLDINGS LIMITED
Adress: Floor 13, Press Plaza, Shennan Avenue Special Zone, Futian District, Shenzhen
Telephone:  (86-755) 8351 0888
Fax:  (86-755) 8351 0815

(3)	Party C: CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
Address:  Floor 13, Press Plaza, Shennan Avenue Special Zone, Futian District, Shenzhen
Telephone:  (86-755) 8351 0888
Fax:  (86-755) 8351 0815

11.11	Any notice can be sent by mail with postage pre-paid, personal delivery, courier with good reputation or by facsimile, and shall be deemed as delivered at the following time:

(1)	two days (seven days if sending by airmail with postage prepaid) after post (the date of postmark is the posting date) for those sent by mail with postage prepaid;

(2)	the next business day for those sent by fax;

(3)	the receiving time for those sent by courier or personal delivery.

Any notice to the Transferee, when properly delivered to any Transferee, shall be regarded as delivered to the other Transferee.

11.12	This Agreement shall be written in Chinese in three copies with each Party holding one copy.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first above written and the Parties confirm that the Parties have carefully and detailedly read and fully understand all the contents of the Agreement before the conclusion of the Agreement.

The Transferor LI Yi
Signature: /s/ LI Yi
Place of Signature: Shenzhen

Witness:  PENG Yaoguang

The Transferee

TU Guoshen for and on behalf of CHINA SAFETECH HOLDINGS LIMITED

Signature: /s/ Guoshen Tu Place of Signature: Shenzhen
Witness: LUO Ganqi Party C To execute, chop and deliver TU Guoshen for and on behalf of CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

Place of Signature: Shenzhen Witness: LUO Ganqi